Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

RadNet, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Commission File Nos. 333-206311, 333-143652, 333-143462, 333-153228, 333-160100 and 333-176324) and Form S-3 (Commission File No. 333-201310) of RadNet, Inc. of our report dated April 10, 2015, relating to the combined balance sheet of Diagnostic Imaging Group Holdings, LLC and Affiliates as of December 31, 2014 and the related combined statements of income, cash flows and equity for the year in the period ended December 31, 2014, which report appears in the Current Report on Form 8-K/A of RadNet, Inc. filed December 22, 2015.

/s/ Margolin, Winer & Evens LLP

December 22, 2015